Advance Nanotech Announces Shareholder Proxy Vote Results
Wednesday February 13, 8:00 am ET

NEW YORK, Feb. 13 /PRNewswire-FirstCall/ – Advance Nanotech, Inc., (OTC Bulletin Board: AVNA - News), a leader in next generation chemical detection systems, announced today that at a special meeting of shareholders held at Company headquarters in New York, on February 12, 2008, a proposal was approved to increase the authorized number of shares of Capital stock from 100,000,000 shares to 225,000,000 shares. Ninety-five percent of the shares present at the meeting were voted in favor of the proposal to increase the Company's authorized shares.

As a result of the approval to amend the Company's charter, the Company will be able to close the remaining portion of its private placement sale of 8% Convertible Notes 2010, which occurred in December 2007, and will issue to the original Convertible Note holders additional notes in the aggregate principal amount of approximately $2.75 million and warrants to purchase 5,494,000 shares of common stock.

"This is a pivotal day for Advance Nanotech and its shareholders," commented Magnus Gittins, chairman of Advance Nanotech. "I believe the strong vote in favor of passing the proposal reflects investors' optimism regarding our unique position within the chemical detection industry. As our technology is at commercialization, we have been afforded the opportunity to aggressively market our capability while controlling costs and capturing full earnings potential. As of today, the strengthened financial condition of the Company now allows us to provide forward looking financial guidance for the first time. The Company anticipates achieving approximately $7.7 million in revenues for its 2008 fiscal year and despite forecasting a net operating loss, expects that its fourth quarter is to generate both positive earnings and cash flow."

About Advance Nanotech

Advance Nanotech is in the process of transitioning to become an operating company that is principally focused on next generation chemical and biological detection. Its proprietary technologies are uniquely silicon based thus offering the benefits of miniaturization and network capability. The core detector allows for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. Through its majority owned subsidiary, Owlstone Nanotech, Advance Nanotech has 1 recently awarded patent and 18 patent pending applications. For more information on Advance Nanotech, please visit www.advancenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10KSB, recent and forthcoming Quarterly Reports on Form 10QSB, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
 Yvonne@grannusfinancial.com

Source: Advance Nanotech, Inc.